Exhibit 6.15

SHORT FORM LEASE AGREEMENT

1.	LESSOR: Hearin Properties

2.	TENANT: MD Technologies, Inc.

3.	PREMISES LEASED: The Lease Premises shall be Suite 210 of the multi-tenant office building, located at 620 Florida Street, Baton Rouge, LA 70801

4.	TERM OF LEASE: Month to month commencing on the 1 day of March 2004.

5.	RENTAL RATE: The rental rate is $14.00 per square foot ($3080.00) dollars per month, payable in advance on or before the first day of each month, during the term of the lease. In addition to all other rights of Lessor, where rent is paid later than the fifth (5th) day of the month, the rent for that month shall be increased by ten (10%) percent a as liquidated damages. All payments of rent should be made payable to HEARIN PROPERTIES and shall be delivered to 2056 Wooddale, Baton Rouge, LA 70806, or Mailed to Hearin Properties at Post Office Box 2551, Baton Rouge, LA 70821, or as Otherwise directed by Lessor.

6.	DEFAULT OR ABANDONMENT: Should the Tenant fail to pay the rent or any other charges arising under this lease promptly as stipulated, or should voluntary or involuntary bankruptcy proceedings be commenced by or against Tenant, or should Tenant breach any other covenant of this lease, Tenant shall be, at option of Lessor, in default, without the necessity of demand or putting in default. In the event of default thereunder, Lessor may elect any remedy allowed under Louisiana law including, but not limited to, declaring the rent for the whole un-expired term of the lease together with the attorney’s fees immediately due and payable, or proceed one or more times for the past due installments without prejudicing his right to proceed later for the remaining term of the lease, or to cancel the lease and obtain possession of the premises.

7.	LAWS AND ORDINANCES: Tenant agrees to comply, at Tenant’s expense, with all ordinances and laws now existing or which may be enacted during the term of this lease. Tenant shall not utilize the leased premises for any illegal, or immoral activity nor shall engage in, or permit, any nuisance or illegal activities upon the leased premises.

8.	EVICTION WAIVER OF NOTICE: Tenant does hereby waive any and all notices of eviction, including that required by Louisiana Code of Civil Procedure Article 4701 as amended.

9.	NON-LIABILITY OF LESSOR: Tenant agrees that Lessor shall not be liable for injury or damage to person or property of Tenant, his family, guests, employees, invitees, contractors, or agents, occurring in, on or about the lease premises, or occurring anywhere in our office building or area, including sidewalks, streets, parking lots, driveways, in which the office building is located, or in any other building or structure on said grounds, however caused or arising except by the positive gross negligence of Lessor, his agents, or employees, and Tenant agrees to indemnify and hold Lessor harmless therefore. This indemnity extends to reasonable legal fees and cost of defense by counsel of Lessor’s choice.

10.	INSURANCE: Tenant shall maintain renters insurance coverage on Tenant’s possessions to be placed within and on the leased premises and Lessor shall not be liable for losses sustained by the Tenant or for which the Tenant might be liable. Lessor shall be required to maintain the proper structural insurance only. In the event Tenant fails to secure the proper insurance stipulated herein, Tenant automatically Indemnifies Lessor against any loss to the leasehold improvements, furniture, Fixtures, equipment and contents found on, or in, the leased premises from any cause whatsoever.

11.	LESSOR WILL PROVIDE: Air-conditioning and heat during normal business hours (8:00 AM until 5:30 PM) weekdays (i.e. Monday through Friday), except for legal holidays, and will pay for all other utilities, except telephone and cable TV. Lessor will provide janitorial services and supplies. Overtime air-conditioning shall Be billed out at a rate of $15.00 per hour. Tenant will pay Lessor for overtime air- Conditioning use within ten (10) days of receipt of Lessor’s invoice for said utilities and failure to do so shall be considered a default.

12.	ASSIGNMENT: Tenant may not assign this lease, in whole or in part, without the written consent of Lessor. Lessor has the right to assign this lease without the consent of Tenant.

13.	LIGHT BULBS AND TUBES: Lessor will replace light bulbs and tubes at the request of Tenant. Tenant shall pay the cost of the bulbs and tubes.

14.	SIGNS: Tenant shall not place any signs in Building without consent of Lessor in writing. Tenant will be provided initial building standard signs in Lobby and on entrance door at no charge. Subsequent changes shall be billed to Tenant at Lessor cost.

15.	REPAIRS AND IMPROVEMENTS: The Tenant assumes responsibility for the condition of these leased premises and acknowledges that same are in good condition and agrees that all repairs (ordinary and extraordinary), shall be made at Tenant’s own cost and expense, except to the roof, outer walls, flooring (other than carpeting), and foundations, for which Lessor is responsible. Tenant may not make alterations in leased premises without the written consent of Lessor. Tenant agrees that should any addition or alteration made by Tenant, or any activity upon the leased premises engaged in by Tenant or Tenant’ family, guests, employees or invitees, cause any increase in the insurance rate on the premises, including insurance maintained by or on behalf of Lessor, Tenant agrees to pay such increase in addition to the rental and in addition to any other insurance which may be required by this agreement. All additions, alterations or improvements made by Tenant, with or without the consent of Lessor, no matter how attached, with the exception of moveable trade fixtures, shall become and remain the property of the Lessor unless otherwise specified herein and the Tenant hereby waives the right to claim any compensation therefore. Potted plants are not permitted on any carpeted surface of the building and Tenant must immediately notify Lessor of any spills or stains on any carpeted surface.

16.	ACCESS: Lessor shall have access to and shall have the right to enter premises at any time with reasonable notice to Tenant for the purposes of repair, inspection, or exhibition to prospective tenants. Lessor shall retain at all times a set of keys to the premises for his own use for the above purposes and Tenant shall not change the locks on any exterior or interior doors. Lessor, his agents, or workmen shall have the right to enter the premises at any time, without notice, for the purpose of making emergency repairs necessary for the preservation of the property.

17.	DESTRUCTION OF PREMISES: If the premises are totally destroyed, or so substantially damaged as to be untenantable, this leases shall terminate, as of the date of such destruction or damage and rental shall be accounted for as between Lessor and Tenant as of that date. If the premises are damaged but not rendered wholly untenantable and the damage can be fully repaired in ninety (90) days, the rental shall abate in proportion to the damage to the premises and Lessor shall, at this option, restore within said time limit, whereupon rent in full shall recommence. Should Lessor fail or refuse to fully repair the premises within ninety (90) days, Lessor or Tenant may terminate this lease agreement and no further compensation shall be due Tenant remission of rent stated herein.

18.	NOTICES: Whenever written notice is required by the terms of this lease, such notice shall be served by the certified mail on Lessor at Hearin Brothers, LLC, P.O. Box 2551, Baton Rouge, LA 70821 and on Tenant at the leased premises and shall be deemed given when so mailed if same is unclaimed or refused by addressee.

19.	ATTORNEY’S FEES AND COSTS: Should any claim in favor of Lessor upon this lease may be placed in the hands of an attorney for this enforcement of such claim, Tenant shall pay the attorney’s fee in the amount of twenty-five (25%) percent of the claim, and not less than $250.00, together with all costs, charges and expenses associated therewith. In the event that any claim is made for rental amounts owed, Lessor may elect to utilize the services of a collection agency or agent and Tenant shall furthermore be responsible for reasonable and normal charges of said Collection agency or agent.

20.	SPECIAL PROVISION: The obligations of Tenants are Solidary. If, during the term of this lease, Lessor shall decide to sell, or tear down the building or lease a majority of the building to a single tenant or convert the building to a different use, Lessor may cancel this lease upon giving Tenant 120 days written notice.

21.	AMERICANS WITH DISABILITY ACT: In addition to operating its business in a legal manner that conforms to all applicable City, Parish, State and National governmental laws and codes, Tenant agrees that within Tenant’s leased premises all responsibility for compliance with the Americans With Disability Act Public law 101-336, Titles I-V rests with the Tenant.

22.	SMOKING POLICY: Smoking of cigarettes, cigars, pipes or burning of any incense, or, other similar items are discouraged and may be prohibited at the Lessor’s discretion in the future.

23.	PARKING: Tenant will be provided one (1) un-reserved reserved parking space in one of Lessor’s parking lots adjacent to the building, at no charge. Lessor shall not be held liable for any reason, other than for gross negligence on the part of Lessor, for any damages or losses what whatsoever as it relates to the use of the parking lot(s). Tenant specifically agrees that the parking is at his/her own risk.

24.	IMPROVEMENTS: No improvements will be provided to the space except for Lessor.

WITNESS AS TO LESSOR	LESSOR

Hearin Properties
	By:	/s/ John O. Hearin

WITNESS AS TO TENANT		TENANT

MD Technologies, Inc
		By:	/s/ William D. Davis

Notary